EXHIBIT 3(i)

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

REX American Resources Corporation

The Corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is REX American Resources Corporation.

2. The Certificate of Incorporation of the Corporation is hereby amended by changing Article 4 thereof so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which the Corporation shall have authority to issue is Ninety Million (90,000,000) and the par value of each of such shares is One Cent ($.01).

The number of authorized shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf this 1st day of June, 2026.

By:	/s/Edward M. Kress
Edward M. Kress, Secretary